EXHIBIT 10.1

ADDENDUM

An Addendum to the advisory agreement (the "Agreement") entered into by MyMedicalRecords.com, Inc. (a subsidiary of MMR Information Systems, Inc.) and The Rebensdorf Group, Inc. ("TRGI") dated on or about December 27, 2007.

Section 2.1 of the Agreement is hereby amended to state as follows:

2.1 In the event a Transaction is consummated for which TRGI shall be entitled to a fee as provided for in subsection 2.3, the Company shall pay TRGI a Success Fee, on the date of execution of a definitive agreement to finance the Company, an amount equal to Eight Per Cent (8%) of the gross value of the Transaction, payable as follows: Four Percent of the Success fee shall be payable in cash, and warrants equal to 4% of the amount of the Transaction. In the event the Company closes a transaction with a party not originated by TRGI, and TRGI assists with the closing of such Transaction in any material fashion, then the Company shall pay TRGI a cash Advisory Fee in the amount of Two Percent (2%). Additionally, the Company shall pay TRGI a retainer in the amount of $4,167 per month during the term of this agreement, commencing May 1, 2009, on a deferred basis. Deferred retainer payments shall be paid pro rata upon the payments of other deferred management compensation and board consulting fees. Additionally, TRGI (or its designee) shall receive 100,000 options annually on a calendar year basis, vesting over 2 years from date of grant, bearing an exercise price equal to the closing price of MMRF.OB shares on the date of grant.

In all other respects, the Agreement is re-affirmed and ratified.

Dated this 21st day of May, 2009

The Rebensdorf Group, Inc. (`TRGI")

By: /s/ George Rebensdorf

Title: President

MMR Information Systems, Inc.

By: ___/s/ Robert H. Lorsch______

Title: __CEO___________________

MyMedicalRecords, Inc.

By: ___/s/ Robert H. Lorsch_____

Title: __CEO_______________